Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Aug. 28, 2017

MEDIA CONTACT:	INVESTOR CONTACT:
Keith Isbell	Brett Krieg
(918) 573-7308	(918) 573-4614

Williams Appoints John D. Chandler as Senior Vice President and Chief Financial Officer

TULSA, Okla. – The Williams Companies, Inc. (NYSE: WMB) (“Williams”) today announced that John D. Chandler has been appointed senior vice president and chief financial officer, effective Sept. 5, 2017. Mr. Chandler will replace Don Chappel, who announced his planned retirement from Williams earlier this year.

Until 2014, Mr. Chandler served as chief financial officer of Magellan Midstream Partners, L.P. (NYSE: MMP) beginning that role in 2002 in advance of Magellan’s spinoff from Williams in 2003. Mr. Chandler was an integral part of Magellan’s strategy development and ultimate performance. In his time at Magellan, he oversaw all financial aspects for the company as it grew from an enterprise value of approximately $1.5 billion to more than $18 billion. During his tenure, Magellan also improved from a non-investment grade MLP to the highest investment-grade MLP in the sector. Prior to his role at Magellan, Mr. Chandler served in various financial roles at MAPCO, Inc. and at Williams following MAPCO’s acquisition by Williams in 1998.

“John is a deeply experienced chief financial officer who is well-known in the energy markets and within Williams,” said Alan Armstrong, Williams’ president and chief executive officer. “He brings a proven track record of financial leadership and delivering shareholder value, and I’m looking forward to his contributions to the Williams team.”

Mr. Armstrong continued: “As Williams focuses on delivering predictable, low-risk growth from its unique position between growing natural gas demand markets and the best supply areas in the U.S., I’m confident John will immediately contribute to the ongoing success of our natural gas-focused business strategy.”

Mr. Chandler stated: “I’m honored to be joining Williams at such an exciting time. The Williams Board of Directors, its leadership team and all of its employees are focused on delivering exceptional financial performance and shareholder value, and I look forward to sharing the Williams’ growth story with our investors and the financial community.”

Mr. Armstrong also expressed appreciation for Mr. Chappel’s significant contributions to the company throughout Mr. Chappel’s Williams tenure that began in 2003.

“Don has played a critical role here at Williams and has earned the trust and confidence of our investors,” Armstrong said. “I want to personally thank him for his service to this great organization, for his valuable counsel and for his financial leadership.”

About John Chandler

Mr. Chandler graduated Magna Cum Laude in 1992 from the University of Tulsa with a Bachelor’s degree in Business Administration, majoring in both accounting and finance. He began his career at MAPCO, Inc. in Tulsa in 1992. Following Williams’ acquisition of MAPCO, he served in strategic planning and development leadership roles before assuming the chief financial officer role at Magellan in 2002. Since 2013, he’s been an active member of several energy industry Boards of Directors, including USA Compression Partners (NYSE: USAC), Cone Midstream Partners (NYSE: CNNX), Green Plains Partners (NYSE: GPP), and Matrix Services Company (NASDAQ: MTRX).

About Williams & Williams Partners

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 74 percent of Williams Partners L.P. (NYSE: WPZ). Williams Partners is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain including gathering, processing and interstate transportation of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

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